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EXHIBIT (a)(1)(D)

OFFER TO PURCHASE FOR CASH
All Outstanding Shares of Common Stock
of
OP-TECH ENVIRONMENTAL SERVICES, Inc.
at
$0.116 NET PER SHARE
Pursuant to the Offer to Purchase, dated June 28, 2013
by
NRC MERGER SUB, INC.
a wholly-owned subsidiary of
NRC US HOLDING COMPANY, LLC

THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 5:00 P.M., NEW YORK CITY TIME, ON JULY 29, 2013, UNLESS THE OFFER IS EXTENDED.

June 28, 2013

To Brokers, Dealers, Commercial Banks, Trust Companies and Other Nominees:

        NRC Merger Sub, Inc., a Delaware corporation ("Purchaser") and a wholly-owned subsidiary of NRC US Holding Company, LLC, a Delaware limited liability company ("NRC"), is offering to purchase all outstanding shares of common stock, par value $0.01 per share (the "Shares"), of OP-TECH Environmental Services, Inc., a Delaware corporation ("Op-Tech"), at a price of $0.116 per Share, net to the seller in cash, without interest thereon and subject to any applicable withholding taxes, upon the terms and subject to the conditions set forth in the Offer to Purchase, dated June 28, 2013 (the "Offer to Purchase"), and in the related Letter of Transmittal (which, together with the Offer to Purchase, as each may be amended or supplemented from time to time, collectively constitute the "Offer") enclosed herewith. Please furnish copies of the enclosed materials to those of your clients for whom you hold Shares registered in your name or in the name of your nominee.

        For your information and for forwarding to your clients for whom you hold Shares registered in your name or in the name of your nominee, we are enclosing the following documents:

          1.     the Offer to Purchase, dated June 28, 2013;

          2.     the Letter of Transmittal to be used by stockholders of Op-Tech in accepting the Offer and tendering Shares, including guidelines for certification of Taxpayer Identification Number on Form W-9;

          3.     a Notice of Guaranteed Delivery to be used to accept the Offer if the Shares and all other required documents cannot be delivered to Computershare Trust Company, N.A. (the "Depositary") by the expiration of the Offer or if the procedure for book-entry transfer cannot be completed by the expiration of the Offer;

          4.     Op-Tech's Solicitation/Recommendation Statement on Schedule 14D-9;

          5.     a printed letter that may be sent to your clients for whose accounts you hold Shares in your name or in the name of your nominee, with space provided for obtaining such clients' instructions with regard to the Offer; and

          6.     a return envelope addressed to the Depositary.

        Certain conditions to the Offer are described in Section 13 of the Offer to Purchase.

        Your prompt action is requested. We urge you to contact your clients as promptly as possible. Please note that the Offer and withdrawal rights will expire at 5:00 p.m., New York City time, on

July 29, 2013, unless the Offer is extended. Previously tendered Shares may be withdrawn at any time until the Offer has expired.

        For Shares to be properly tendered pursuant to the Offer, (a) the share certificates or confirmation of receipt of such Shares under the procedure for book-entry transfer, together with a properly completed and duly executed Letter of Transmittal, including any required medallion signature guarantees, or an "Agent's Message" (as defined in Section 3 of the Offer to Purchase) in the case of book-entry transfer, and any other documents required in the Letter of Transmittal, must be timely received by the Depositary or (b) the tendering shareholder must comply with the guaranteed delivery procedures, all in accordance with the Offer to Purchase and the Letter of Transmittal.

        Neither NRC nor Purchaser will pay any fees or commissions to any broker or dealer or other person (other than the Depositary and the Information Agent as described in the Offer to Purchase) for soliciting tenders of Shares pursuant to the Offer. Purchaser will, however, upon request, reimburse brokers, dealers, commercial banks, trust companies and other nominees for reasonable and necessary costs and expenses incurred by them in forwarding materials to their customers. Purchaser will pay all stock transfer taxes applicable to its purchase of Shares pursuant to the Offer, subject to Instruction 6 of the Letter of Transmittal.

        Questions and requests for assistance or for additional copies of the enclosed materials may be directed to Georgeson Inc., the information agent for the Offer, at the address and telephone number set forth in the Offer to Purchase. Additional copies of the enclosed materials will be furnished at Purchaser's expense.

Very truly yours,
Steven Candito President, CEO and Treasurer NRC US Holding Company, LLC

NOTHING CONTAINED HEREIN OR IN THE ENCLOSED DOCUMENTS SHALL RENDER YOU OR ANY PERSON THE AGENT OF NRC, PURCHASER, OP-TECH, THE INFORMATION AGENT, THE DEPOSITARY, THE DEALER MANAGER OR ANY OF THEIR AFFILIATES, OR AUTHORIZE YOU OR ANY OTHER PERSON TO USE ANY DOCUMENT OR MAKE ANY REPRESENTATION ON BEHALF OF ANY OF THEM WITH RESPECT TO THE OFFER NOT CONTAINED IN THE OFFER TO PURCHASE OR THE LETTER OF TRANSMITTAL.

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  EXHIBIT (a)(1)(D)